Form 10KSB40, Exhibit 13
period 1998-12-31
PEOPLES BANCORP INC /GA/
filed 1999-03-30
CIK 1021972

                                   Exhibit 13

          Financial Statements from 1998 Annual Report to Shareholders

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                PAGE
                                                               -------
INDEPENDENT AUDITOR'S REPORT.................................        1

FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS................................        2
  CONSOLIDATED STATEMENTS OF OPERATIONS......................        3
  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS).....        4
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)..        5
  CONSOLIDATED STATEMENTS OF CASH FLOWS......................  6 AND 7
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................     8-28

                          INDEPENDENT AUDITOR'S REPORT



TO THE BOARD OF DIRECTORS
PEOPLES BANCORP, INC.
CARROLLTON, GEORGIA


          We have audited the accompanying consolidated balance sheets of PEOPLES BANCORP, INC. AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

          As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for organization costs.


/s/ Mauldin & Jenkins, LLC


Atlanta, Georgia
January 20, 1999

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

-----------------------------------------------------------------------------------------

                         ASSETS                                  1998            1997
                         ------                            --------------  --------------
Cash and due from banks                                    $   1,038,570   $     451,967
Interest-bearing deposits in banks                               198,000               -
Federal funds sold                                             1,450,158       4,730,324
Securities available-for-sale                                 11,313,513       6,996,483
Loans                                                         18,061,341       8,796,149
Less allowance for loan losses                                   214,502         101,000
                                                           -------------   -------------
         Loans, net                                           17,846,839       8,695,149
Premises and equipment                                         2,379,161         496,102
Other assets                                                     296,588         264,813
                                                           -------------   -------------
         TOTAL ASSETS                                      $  34,522,829   $  21,634,838
                                                           =============   =============

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Deposits
   Noninterest-bearing demand                              $   1,594,945    $  2,886,800
   Interest-bearing demand                                     8,030,661       4,848,983
   Savings                                                       336,826         150,347
   Time, $100,000 and over                                     9,033,111       3,010,495
   Other time                                                  7,395,598       2,911,340
                                                           -------------    ------------
         Total deposits                                       26,391,141      13,807,965
Other liabilities                                                246,669         134,485
                                                           -------------    ------------
         TOTAL LIABILITIES                                    26,637,810      13,942,450
                                                           -------------    ------------
Commitments and contingent liabilities
Stockholders' equity
   Preferred stock, par value $.01; 1,000,000 shares
      authorized; non issued or outstanding                            -               -
   Common stock, par value $.01; 10,000,000 shares
      authorized; 800,000 shares issued and outstanding            8,000           8,000
   Capital surplus                                             7,970,587       7,970,587
   Accumulated deficit                                          (145,348)       (319,496)
   Accumulated other comprehensive income                         51,780          33,297
                                                           -------------    ------------
         TOTAL STOCKHOLDERS' EQUITY                            7,885,019       7,692,388
                                                           -------------    ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  34,522,829    $ 21,634,838
                                                           =============    ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                     1998          1997
                                                               -------------  ------------
INTEREST INCOME

   Loans                                                       $  1,322,987   $   430,327
   Taxable securities                                               608,452       237,353
   Federal funds sold                                               187,996       304,439
   Deposits in banks                                                  9,900             -
                                                               ------------    ----------
        TOTAL INTEREST INCOME                                     2,129,335       972,119
                                                               ------------    ----------
INTEREST EXPENSE
   Deposits                                                         957,097       267,023
   Other borrowings                                                       -         3,446
                                                               ------------    ----------
        TOTAL INTEREST EXPENSE                                      957,097       270,469
                                                               ------------    ----------
        NET INTEREST INCOME                                       1,172,238       701,650
PROVISION FOR LOAN LOSSES                                           121,400       101,000
                                                               ------------    ----------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       1,050,838       600,650
                                                               ------------    ----------
OTHER INCOME
   Service charges on deposit accounts                               45,191        20,865
   Other operating income                                           136,888        75,651
   Gain on sales of securities available-for-sale                    28,279             -
                                                               ------------    ----------
        TOTAL OTHER INCOME                                          210,358        96,516
                                                               ------------    ----------
OTHER EXPENSES
   Salaries and employee benefits                                   585,092       501,131
   Equipment and occupancy expenses                                  68,486        83,070
   Other operating expenses                                         363,376       339,500
                                                               ------------    ----------
        TOTAL OTHER EXPENSES                                      1,016,954       923,701
                                                               ------------    ----------
        INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
           EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE               244,242      (226,535)
INCOME TAX EXPENSE                                                        -             -
                                                               ------------    ----------
        INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A
           CHANGE IN ACCOUNTING PRINCIPLE                           244,242      (226,535)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE               (70,094)            -
                                                               ------------    ----------
                 NET INCOME (LOSS)                             $    174,148    $ (226,535)
                                                               ============    ==========
BASIC AND DILUTED EARNINGS (LOSSES) PER COMMON SHARE
 BEFORE                                                        $       0.31    $    (0.33)
   CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                 (0.09)            -
                                                               ------------    ----------
BASIC AND DILUTED EARNINGS (LOSSES) PER COMMON SHARE           $       0.22    $    (0.33)
                                                               ============    ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                              1998         1997
                                                         -----------  ------------
NET INCOME (LOSS)                                        $  174,148   $  (226,535)
                                                         ----------   -----------
OTHER COMPREHENSIVE INCOME:


   Unrealized gains on securities available-for-sale:

      Unrealized holding gains arising during period,
        net of tax of $36,289 and $- -, respectively         37,147        33,297

      Reclassification adjustment for gains realized
        in net income, net of tax of $9,615 and $- -,
        respectively                                        (18,664)            -
                                                         ----------   -----------

OTHER COMPREHENSIVE INCOME                                   18,483        33,297
                                                         ----------   -----------

COMPREHENSIVE INCOME (LOSS)                              $  192,631   $  (193,238)
                                                         ----------   -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                                Accumulated
                                                                                                    Other             Total
                                           Common Stock            Capital    Accumulated       Comprehensive      Stockholders'
                                           ------------
                                       Shares       Par Value      Surplus      Deficit            Income         Equity (Deficit)
                                       ------       ---------      -------      -------            ------         ----------------
BALANCE, DECEMBER 31,
   1996                                       1   $           -   $       10    $  (92,961)     $         -       $      (92,951)
   Net loss                                   -               -            -      (226,535)               -             (226,535)
   Redemption of common
      stock                                 (1)               -          (10)            -                -                  (10)
   Issuance of common stock             800,000           8,000    7,992,000             -                -             8,000,000
   Stock issue costs                          -               -      (21,413)            -                -               (21,413)
   Other comprehensive income                 -               -            -             -           33,297                33,297
                                   -------------  -------------  -----------   -----------     ------------      ----------------
BALANCE, DECEMBER 31,
   1997                                 800,000           8,000    7,970,587      (319,496)          33,297             7,692,388
   Net income                                 -               -            -       174,148                -               174,148
   Other comprehensive income                 -               -            -             -           18,483                18,483
                                   -------------  -------------  -----------   -----------     ------------      ----------------
BALANCE, DECEMBER 31,
   1998                                 800,000   $       8,000  $ 7,970,587    $ (145,348)     $    51,780       $     7,885,019
                                   ============   =============  ===========   ===========     ============      ================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                         1998             1997
                                                                  ---------------  ---------------
OPERATING ACTIVITIES

   Net income (loss)                                              $      174,148   $     (226,535)
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
        Depreciation                                                      32,466           22,405
        Write-off/amortization of organization costs                      70,094           14,020
        Deferred taxes                                                   (45,922)               -
        Provision for loan losses                                        121,400          101,000
        Gain on sales of securities available-for-sale                   (28,279)               -
        Increase in interest receivable                                  (94,459)        (171,494)
        Increase in interest payable                                      63,174           88,418
        Other operating activities                                        60,848           41,492
                                                                  --------------   --------------
           Net cash provided by (used in) operating activities           353,470          130,694
                                                                  --------------   --------------

INVESTING ACTIVITIES
   Net increase in interest-bearing deposits in banks                   (198,000)               -
   Purchases of securities available-for-sale                        (10,549,246)      (7,471,768)
   Proceeds from sales of securities available-for-sale                4,519,336                -
   Proceeds from maturities of securities available-for-sale           1,786,316          508,582
   Net (increase) decrease in Federal funds sold                       3,280,166       (4,730,324)
   Net increase in loans                                              (9,273,090)      (8,796,149)
   Purchase of premises and equipment                                 (1,915,525)        (466,876)
                                                                  --------------   --------------
           Net cash used in investing activities                     (12,350,043)     (20,956,535)
                                                                  --------------   --------------

FINANCING ACTIVITIES
   Net increase in deposits                                           12,583,176       13,807,965
   Repayment of other borrowings                                               -         (291,600)
   Net proceeds from sale of common stock                                      -          982,090
                                                                  --------------   --------------
           Net cash provided by financing activities                  12,583,176       14,498,455
                                                                  --------------   --------------

Net increase (decrease) in cash and due from banks                       586,603       (6,588,774)
Cash and due from banks at beginning of year                             451,967        7,040,741
                                                                  --------------   --------------
Cash and due from banks at end of year                            $    1,038,570   $      451,967
                                                                  ==============   ==============

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                  1998          1997
                                                             -----------  -------------
SUPPLEMENTAL DISCLOSURES
  Cash paid (received) for:
        Interest                                             $  893,923   $    182,051

        Income taxes                                         $   (4,296)  $      4,296

NONCASH TRANSACTIONS
        Unrealized gains on securities available-for-sale    $  (45,157)  $    (33,297)

        Conversion of stock subscription deposits
           to common stock                                   $        -   $  7,017,900

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF BUSINESS

            Peoples Bancorp, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Peoples Bank of West Georgia (the "Bank"). The Bank is a commercial bank located in Carrollton, Carroll County, Georgia. The Bank provides a full range of banking services in its primary market area of Carroll County and the surrounding counties. The Company commenced its banking operations on March 3, 1997.

          BASIS OF PRESENTATION

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          CASH AND DUE FROM BANKS

            Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

            The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Currently, all securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

          LOANS

           Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

           Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Loan origination fees and costs incurred for other loans are deferred and recognized as income over the life of the loan. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOANS (CONTINUED)

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, will periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

          PREMISES AND EQUIPMENT

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          OTHER REAL ESTATE OWNED

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

          INCOME TAXES

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

           The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          EARNINGS (LOSSES) PER COMMON SHARE

           Basic earnings (losses) per common share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

           In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start Up Activities". SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 becomes effective for financial statements for fiscal years beginning after December 15, 1998. However, early adoption is encouraged for fiscal years in which financial statements have not been issued. During 1998, the Company wrote off $70,094 of unamortized organization costs upon adoption of SOP 98-5. Prior to the adoption of SOP 98-5, the Company was amortizing organization costs over a five year period.

          COMPREHENSIVE INCOME

           In 1998, the Company adopted Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income
           (Loss)". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT ACCOUNTING PRONOUNCEMENTS

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately.

           Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

NOTE 2.    SECURITIES

           The amortized cost and fair value of securities are summarized as follows:

                                                               GROSS                   GROSS
                                     AMORTIZED               UNREALIZED              UNREALIZED                 FAIR
                                       COST                    GAINS                   LOSSES                  VALUE
                                   -------------             ----------              ----------                -----
    SECURITIES AVAILABLE-FOR-SALE
    DECEMBER 31, 1998:
        U. S. GOVERNMENT AND
          AGENCY SECURITIES        $   3,009,927             $  20,315              $   (1,406)            $   3,028,836

     MORTGAGE-BACKED SECURITIES        8,039,859                44,169                  (3,601)                8,080,427

          EQUITY SECURITIES              185,273                18,977                       -                   204,250
                                   -------------             ---------              ----------             -------------
                                   $  11,235,059             $  83,461              $   (5,007)            $  11,313,513
                                   =============             =========              ==========             =============
    December 31, 1997:
    U. S. Government and
          agency securities        $   4,498,942             $  21,592              $        -             $   4,520,534
    Mortgage-backed securities         2,464,244                14,681                  (2,976)                2,475,949
                                   -------------             ---------              ----------             -------------
                                   $   6,963,186             $  36,273              $   (2,976)            $   6,996,483
                                   =============             =========              ==========             =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                 SECURITIES AVAILABLE-FOR-SALE
                                                 -----------------------------
                                             AMORTIZED                             FAIR
                                               COST                               VALUE
                                             ---------                           -------
          DUE FROM ONE YEAR TO FIVE YEARS  $   3,009,927                $        3,028,836
          MORTGAGE-BACKED SECURITIES           8,039,859                         8,080,427
          EQUITY SECURITIES                      185,273                           204,250
                                              ----------                        ----------
                                           $  11,235,059                $       11,313,513
                                              ==========                        ==========

          Securities with a carrying value of $1,692,000 and $125,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

          Gains and losses on sales of securities available-for-sale consist of the following:

                                               DECEMBER 31,
                                               ------------
                                          1998            1997
                                        ---------     ------------
                    Gross gains         $  28,279     $          -
                    Gross losses                -                -
                                        ---------     ------------
                    Net realized gains  $  28,279     $          -
                                        =========     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                      DECEMBER 31,
                                              -----------------------------
                                                   1998            1997
                                              -------------   -------------
            Commercial                        $   4,298,000   $  3,664,000
            Real estate - construction            3,637,000        401,000
            Real estate - mortgage                7,772,000      3,355,000
            Consumer, instalment and other        2,354,341      1,376,149
                                                -------------   ------------
                                                 18,061,341      8,796,149
            Allowance for loan losses              (214,502)      (101,000)
                                              -------------    ------------
            Loans, net                        $  17,846,839    $  8,695,149
                                              =============    ============

          Changes in the allowance for loan losses are as follows:

                                                              DECEMBER 31,
                                                         -----------------------
                                                              1998        1997
                                                         -----------  ----------
             BALANCE, BEGINNING OF YEAR                  $  101,000   $        -
               Provision for loan losses                    121,400      101,000
               Loans charged off                            (12,897)           -
               Recoveries of loans previously
               charged off                                    4,999            -
                                                         ----------   ----------
             BALANCE, END OF YEAR                        $  214,502   $  101,000
                                                         ==========   ==========

          Management has identified no material amounts of impaired loans as defined by SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan").

          The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

             BALANCE, BEGINNING OF YEAR  $   3,604,029
               Advances                      4,622,387
               Repayments                   (2,904,630)
                                         -------------
             BALANCE, END OF YEAR        $   5,321,786
                                         =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                     DECEMBER 31,
                                                     ------------
                                                    1998          1997
                                              -------------  -----------
                 Land and improvements        $    221,100   $  220,000
                 Buildings and improvements        116,409      110,181
                 Equipment                         204,071      188,326
                 New main office acquisition     1,892,452            -
                                              ------------   ----------
                                                 2,434,032      518,507
                 Accumulated depreciation          (54,871)     (22,405)
                                              ------------   ----------
                                              $  2,379,161   $  496,102
                                              ============   ==========

          The Company purchased an existing 24,000 square foot building and two additional parcels of land in downtown Carrollton, Georgia for its future banking facilities at a cost of $1,892,452. The Company expects to incur an additional $750,000 in renovation costs.

NOTE 5.   DEPOSITS

          At December 31, 1998, scheduled maturities of time deposits are as follows:

                1999                                          $  13,262,350
                2000                                              1,044,780
                2001                                                827,622
                2002                                                737,002
                2003                                                556,955
                                                              -------------
                                                              $  16,428,709
                                                              =============

          At December 31, 1998, the Company had related party deposits of $6,310,408.

NOTE 6.   EMPLOYEE BENEFIT PLANS


          The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 1998 and 1997 amounted to $28,254 and $23,793, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company has reserved 75,000 shares of common stock for issuance to key employees under an incentive stock option plan. Options may be granted at prices equal to the fair market value of the shares at the date of grant and are exercisable as determined by the Company's Stock Option Plan Committee. The options expire ten years from the date of grant. Other pertinent information related to the options is as follows:

                                                                                 DECEMBER 31,
                                                                 ---------------------------------------------
                                                                        1998                           1997
                                                                 ------------------                  ---------
                                                                             WEIGHTED-                     WEIGHTED-
                                                                              AVERAGE                       AVERAGE
                                                                 NUMBER   EXERCISE PRICE      NUMBER     EXERCISE PRICE
                                                                 -------  --------------     ---------   --------------
          Under option, beginning of year                              -  $            -             -   $          -
            Granted                                               21,500           10.00             -              -
            Exercised                                                  -               -             -              -
           Terminated                                                  -               -             -              -
                                                                 -------                           ---
          Under option and exercisable, end of year               21,500           10.00             -              -
                                                                 =======                           ===
          Weighted average remaining contractual life                 10                             -
                                                                 =======                           ===
          Weighted average fair value of
                options granted during the year                  $  3.97                           $ -
                                                                 =======                           ===

          As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1998. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                             DECEMBER 31, 1998
                                                         --------------------------
                                                                         BASIC AND
                                                                          DILUTED
                                                                         EARNINGS
                                                         NET INCOME      PER SHARE
                                                         -----------     ----------
    As reported                                          $  174,148      $    0.22
    Stock-based compensation, net of related tax effect     (56,310)         (0.07)
                                                         ----------      ---------
    As adjusted                                          $  117,838      $    0.15
                                                         ==========      =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The fair value of the options granted during the year was based upon the Black-Scholes method of valuing options using the following weighted-average assumptions:

                       Risk-free interest rate                                                 5.12%
                       Expected life of the options                                         10 Years
                       Expected dividends (as a percent of the fair value of the stock)           0%
                       Volatility                                                                 0%

NOTE 7.   INCOME TAXES

          Income tax expense consists of the following:

                                                     DECEMBER 31,
                                               ------------------------
                                                   1998         1997
                                               ----------   -----------
                Current                        $   77,942   $  (35,216)
                Deferred                          (25,713)     (35,148)
                Change in valuation allowance     (52,229)      70,364
                                               ----------   ----------
                            Income tax expense $        -   $        -
                                               ==========   ==========

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                           DECEMBER 31,
                                                                           ------------
                                                              1998                                       1997
                                                              ----                                       -----
                                                     AMOUNT           PERCENT                Amount               Percent
                                                   -----------        --------               ------               -------
                   Income taxes at statutory rate  $   59,210             34 %              $  (77,022)            (34)%
                     Other items                       (6,981)            (4)                    6,658               3
                     Change in valuation allowance    (52,229)           (30)                   70,364              31
                                                   ----------            -----  --          ----------             -----
                   Income tax expense              $        -              - %              $        -               - %
                                                   ==========            =====  ==          ==========             =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The components of deferred income taxes are as follows:

                                                      DECEMBER 31,
                                                ------------------------
                                                     1998         1997
                                                   --------     --------
               Deferred tax assets:
                Loan loss reserves              $   44,781      $ 9,539

                Preopening expenses                 50,777       66,812
                Net operating loss carryforward          -       32,020
                Other                               20,701        1,871
                                                ----------      -------
                                                   116,259      110,242

               Valuation allowance                 (55,225)     (96,133)
                                                ----------      -------
                                                    61,034       14,109
                                                ----------      -------
               Deferred tax liabilities
                Depreciation                        15,112        2,788
                Securities available-for-sale       26,674       11,321
                                                ----------      -------
                                                    41,786       14,109
                                                ----------      -------

               Net deferred tax assets          $   19,248      $     -
                                                ==========      =======

NOTE 8.   EARNINGS PER COMMON SHARE


          The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):

                                                            YEAR ENDED DECEMBER 31, 1998
                                                         -------------------------------------
                                                     NET         WEIGHTED-AVERAGE        PER SHARE
                                                    INCOME            SHARES              AMOUNT
                                                  ----------     ----------------       ---------
                   BASIC EPS                      $  174,148           800,000           $  0.22
                                                                                         =======
                   EFFECT OF DILUTIVE SECURITIES
                    Stock options                          -                 -
                                                     -------           -------
                   DILUTED EPS                    $  174,148           800,000           $  0.22
                                                  ==========           =======           =======

          Because the exercise price of the stock options approximate the fair value of the Company's common stock, the stock options have no dilutive effect.

          For the year ended December 31, 1997, the weighted-average shares outstanding was 686,027. The Company had no dilutive securities in 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                          DECEMBER 31,
                                                  --------------------------
                                                      1998           1997
                                                  ------------  ------------
                Commitments to extend credit      $  3,471,000  $  2,280,000
                Standby letters of credit               73,000        73,000
                                                  ------------  ------------
                                                  $  3,544,000  $  2,353,000
                                                  ============  ============

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

          The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
          (1) the modifications and conversions will remedy all deficiencies,
          (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.

NOTE 10.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Carroll County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Sixty-three percent of the Company's loan portfolio is concentrated in real estate loans. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital or approximately $1,350,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998, no dividends could be declared without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

          As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                TO BE WELL
                                                                              FOR CAPITAL                    CAPITALIZED UNDER
                                                                               ADEQUACY                      PROMPT CORRECTIVE
                                                    ACTUAL                      PURPOSES                     ACTION PROVISIONS
                                                  ----------                   ---------                     ------------------
                                            AMOUNT         RATIO          AMOUNT          RATIO         AMOUNT               RATIO
                                           --------        -----          ------         --------       ------              -------
                                                                      (DOLLARS IN THOUSANDS)
DECEMBER 31, 1998:
TOTAL CAPITAL (TO RISK WEIGHTED
ASSETS):
    CONSOLIDATED                           $  8,047          38.49%       $   1,673         8%          $  2,091               10%
    BANK                                   $  6,123          29.54%       $   1,659         8%          $  2,073               10%
TIER I CAPITAL (TO RISK WEIGHTED
ASSETS):
    CONSOLIDATED                           $  7,833          37.46%       $     837         4%          $  1,255                6%
    BANK                                   $  5,909          28.51%       $     830         4%          $  1,244                6%
TIER I CAPITAL (TO AVERAGE
ASSETS):
    CONSOLIDATED                           $  7,833          23.55%       $   1,331         4%          $  1,664                5%
    BANK                                   $  5,909          17.86%       $   1,324         4%          $  1,655                5%

    DECEMBER 31, 1997:
Total Capital (to Risk Weighted
Assets):
    Consolidated                           $  7,690          76.20%       $     808         8%          $  1,010               10%
    Bank                                   $  5,764          57.11%       $     808         8%          $  1,010               10%
Tier I Capital (to Risk Weighted
Assets):
    Consolidated                           $  7,589          75.20%       $     404         4%          $    606                6%
    Bank                                   $  5,663          56.11%       $     404         4%          $    606                6%
Tier I Capital (to Average Assets):
    Consolidated                           $  7,589          40.12%       $     757         4%          $    946                5%
    Bank                                   $  5,663          29.94%       $     757         4%          $    946                5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS, AND FEDERAL FUNDS SOLD:

            The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

          SECURITIES:

            Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          LOANS:

            For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

          DEPOSITS:

            The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          ACCRUED INTEREST:

           The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE SHEET INSTRUMENTS:

           The fair values of the Company's off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

           The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                  DECEMBER 31, 1998                      DECEMBER 31, 1997
                                             ----------------------------                -----------------
                                             CARRYING                FAIR               CARRYING         FAIR
                                             AMOUNT                 VALUE                AMOUNT          VALUE
                                             -------------     ----------                --------        -----
          FINANCIAL ASSETS:
           Cash, due from banks,
            interest-bearing deposits
            in banks, and Federal
            funds sold                       $   2,686,728     $   2,686,728       $   5,182,291       $  5,182,291
           Securities available-for-sale        11,313,513        11,313,513           6,996,483          6,996,483
           Loans                                17,846,839        18,055,935           8,695,149          8,730,897
           Accrued interest receivable             266,953           266,953             171,494            171,494

          FINANCIAL LIABILITIES:
           Deposits                             26,391,141        26,550,012          13,807,965         13,814,446
           Accrued interest payable                154,811           154,811              91,637             91,637

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13.  SUPPLEMENTARY FINANCIAL DATA

          Components of other operating income and expenses in excess of 1% of total revenue for the year ended December 31, 1998 are as follows:

            Mortgage origination fee income      $  132,956
            Legal and professional                   55,040
            Advertising                              66,841
            Data processing                          47,720


NOTE 14.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of operations, and cash flows of Peoples Bancorp, Inc. as of and for the years ended December 31, 1998 and 1997:


                           CONDENSED BALANCE SHEETS
                                                     1998          1997
                                                   ---------     ---------

   ASSETS
    Cash                                        $  1,739,306  $  1,922,797
    Securities available-for-sale                    204,250             -
    Investment in subsidiary                       5,947,915     5,728,161
    Other assets                                       1,353        41,430
                                                ------------  ------------

     Total assets                               $  7,892,824  $  7,692,388
                                                ============  ============

    LIABILITIES, OTHER                          $      7,805  $          -
    STOCKHOLDERS' EQUITY                           7,885,019     7,692,388
                                                ------------  ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $  7,892,824  $  7,692,388
                                                ============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           CONDENSED STATEMENTS OF OPERATIONS
                                                                        1998          1997
                                                                      --------     ---------
          INCOME
            INTEREST                                                $        -   $     2,346
                                                                    ----------   -----------

          EXPENSES, OTHER                                               39,649        16,706
                                                                    ----------   -----------

            LOSS BEFORE EQUITY IN UNDISTRIBUTED
             EARNINGS (LOSS) OF SUBSIDIARY                             (39,649)      (14,360)

          EQUITY IN UNDISTRIBUTED EARNINGS (LOSS) OF SUBSIDIARY        213,797      (212,175)
                                                                    ----------   -----------

             NET INCOME (LOSS)                                      $  174,148   $  (226,535)
                                                                    ==========   ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           CONDENSED STATEMENTS OF CASH FLOWS
                                                                         1998               1997
                                                                      ----------        -----------
            OPERATING ACTIVITIES
             Net income (loss)                                      $    174,148      $    (226,535)

             Adjustments to reconcile net income (loss) to net
              cash provided by operating activities:
              Write-off/amortization of organization costs                38,374              7,680
              Undistributed (income) loss of subsidiary                 (213,797)           212,175
              Other operating activities                                   3,057            198,246
                                                                    ------------      -------------

                   Net cash provided by operating activities               1,782            191,566
                                                                    ------------      -------------

            INVESTING ACTIVITIES
              Purchases of securities available-for-sale                (185,273)                 -
              Investment in subsidiary                                         -         (6,000,000)
                                                                    ------------      -------------

                   Net cash used in investing activities                (185,273)        (6,000,000)
                                                                    ------------      -------------

            FINANCING ACTIVITIES
              Repayment of other borrowings                                    -           (291,600)
              Net proceeds from sale of common stock                           -            982,090
                                                                    ------------      -------------

                   Net cash provided by financing activities                   -            690,490
                                                                    ------------      -------------

              Net decrease in cash                                      (183,491)        (5,117,944)

              Cash at beginning of year                                1,922,797          7,040,741
                                                                    ------------      -------------

              Cash at end of year                                   $  1,739,306      $   1,922,797
                                                                    ============      =============