Form 10KSB40, Exhibit 13
period 1999-12-31
PEOPLES BANCORP INC /GA/
filed 2000-03-29
CIK 1021972

                                   Exhibit 13

          Financial Statements from 1999 Annual Report to Shareholders



                       [INSERT FINANCIAL STATEMENTS HERE]

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1999

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----
INDEPENDENT AUDITOR'S REPORT........................................        1

FINANCIAL STATEMENTS

  Consolidated balance sheets.......................................        2
  Consolidated statements of income.................................        3
  Consolidated statements of comprehensive income...................        4
  Consolidated statements of stockholders' equity...................        5
  Consolidated statements of cash flows.............................  6 and 7
  Notes to consolidated financial statements........................     8-28

                         INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------


To the Board of Directors
Peoples Bancorp, Inc.
Carrollton, Georgia


          We have audited the accompanying consolidated balance sheets of Peoples Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                  /s/ Mauldin & Jenkins, LLC



Atlanta, Georgia
February 17, 2000

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                  Assets                                          1999                1998
                                  ------                                     --------------      --------------
Cash and due from banks                                                      $    1,556,046      $    1,038,570
Interest-bearing deposits in banks                                                  199,284             198,000
Federal funds sold                                                                2,023,404           1,450,158
Securities available-for-sale                                                    11,695,721          11,313,513

Loans                                                                            30,149,432          18,061,341
Less allowance for loan losses                                                      376,817             214,502
                                                                             --------------       -------------
          Loans, net                                                             29,772,615          17,846,839

Premises and equipment                                                            3,798,492           2,379,161
Other assets                                                                        570,033             296,588
                                                                            ---------------      --------------

          Total assets                                                      $    49,615,595      $   34,522,829
                                                                            ===============      ==============

                   Liabilities and Stockholders' Equity
                   ------------------------------------

Deposits
    Noninterest-bearing demand                                              $     1,925,700      $    1,594,945
    Interest-bearing demand                                                      12,486,766           8,030,661
    Savings                                                                         209,228             336,826
    Time, $100,000 and over                                                      12,985,886           9,033,111
    Other time                                                                   11,155,939           7,395,598
                                                                            ---------------      --------------
           Total deposits                                                        38,763,519          26,391,141
    Other borrowings                                                              2,500,000                   0
    Other liabilities                                                               401,016             246,669
                                                                            ---------------      --------------
          Total liabilities                                                      41,664,535          26,637,810
                                                                            ---------------      --------------
Commitments and contingent liabilities

Stockholders' equity
    Preferred stock, par value $.01; 1,000,000 shares
        authorized; none issued or outstanding                                           -                   -
    Common stock, par value $.01; 10,000,000 shares authorized;
        800,000  shares issued and outstanding                                        8,000               8,000
    Capital surplus                                                               7,970,587           7,970,587
    Retained earnings (deficit)                                                     109,704            (145,348)
    Accumulated other comprehensive income (loss)                                  (137,231)             51,780
                                                                            ---------------      ---------------

          Total stockholders' equity                                              7,951,060           7,885,019
                                                                            ---------------      ---------------

          Total liabilities and stockholders' equity                        $    49,615,595      $   34,522,829
                                                                            ===============      ===============

See Notes to Consolidated Financial Statements.

                              PEOPLES BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                                                    1999               1998
                                                                                -------------      ------------
Interest income
    Loans                                                                       $   2,222,506      $  1,322,987
    Taxable securities                                                                679,694           608,452
    Federal funds sold                                                                143,606           187,996
    Deposits in banks                                                                   9,388             9,900
                                                                                -------------      ------------
          Total interest income                                                     3,055,194         2,129,335
                                                                                -------------      ------------
Interest expense
    Deposits                                                                        1,490,512           957,097
    Other borrowings                                                                    4,400                 0
                                                                                -------------      ------------
          Total interest expense                                                    1,494,912           957,097
                                                                                -------------      ------------

          Net interest income                                                       1,560,282         1,172,238
Provision for loan losses                                                             199,500           121,400
                                                                                -------------      ------------
          Net interest income after provision for loan losses                       1,360,782         1,050,838
                                                                                -------------      ------------
Other income
    Service charges on deposit accounts                                                69,708            45,191
    Other operating income                                                            126,231           136,888
    Gain on sales of securities available-for-sale                                     15,713            28,279
                                                                                -------------      ------------
          Total other income                                                          211,652           210,358
                                                                                -------------      ------------
Other expenses
    Salaries and employee benefits                                                    721,357           585,092
    Equipment and occupancy expenses                                                   70,616            68,486
    Other operating expenses                                                          475,777           363,376
                                                                                -------------      ------------
          Total other expenses                                                      1,267,750         1,016,954
                                                                                -------------      ------------
          Income before income taxes and cumulative
            effect of a change in accounting principle                                304,684           244,242

Income tax expense                                                                     49,632                -
                                                                                -------------      ------------
          Income  before cumulative effect of a
            change in accounting principle                                            255,052           244,242

Cumulative effect of a change in accounting principle                                      -            (70,094)
                                                                                -------------      ------------

                    Net income                                                  $     255,052      $    174,148
                                                                                =============      ============
Basic and diluted earnings  per common share before
   cumulative effect of a change in accounting principle                        $        0.32      $       0.31

Cumulative effect of a change in accounting principle                                      -              (0.09)
                                                                                -------------      ------------

Basic and diluted earnings per common share                                     $        0.32      $       0.22
                                                                                =============      ============

See Notes to Consolidated Financial Statements.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                                                       1999                    1998
                                                                                --------------          ------------
Net income                                                                      $     255,052           $    174,148
                                                                                -------------           ------------
Other comprehensive income (loss):

    Unrealized gains (losses) on securities available-for-sale:

        Unrealized holding gains (losses)  arising during period,
            net of tax (benefits) of $(91,202) and $36,289, respectively             (178,640)                37,147

         Reclassification adjustment for gains realized
            in net income, net of tax of  $5,342 and $9,615,
            respectively                                                              (10,371)               (18,664)
                                                                                -------------           ------------

Other comprehensive income (loss)                                                    (189,011)                18,483
                                                                                -------------           ------------

Comprehensive income                                                            $      66,041           $    192,631
                                                                                =============           ============

See Notes to Consolidated Financial Statements.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                                                                   Accumulated
                                                                                                      Other             Total
                                        Common Stock             Capital      Retained Earnings   Comprehensive      Stockholders'
                                  -------------------------
                                   Shares        Par Value       Surplus         (Deficit)        Income (Loss)         Equity
                                  ---------     -----------    ------------   -----------------  ----------------   --------------
Balance, December 31, 1997         800,000      $   8,000      $  7,970,587    $    (319,496)    $      33,297      $   7,692,388
    Net income                           0              0                 0          174,148                 0            174,148
    Other comprehensive income           0              0                 0                0            18,483             18,483
                                  ---------     ----------     ------------    --------------    --------------     --------------
Balance, December 31, 1998         800,000          8,000         7,970,587         (145,348)            51,780          7,885,019
    Net income                           0              0                 0          255,052                 0            255,052
    Other comprehensive loss             0              0                 0                0          (189,011)           (189,011)
                                  ---------     ----------     ------------    --------------    --------------     --------------
Balance, December 31, 1999         800,000      $   8,000      $  7,970,587    $     109,704     $    (137,231)     $    7,951,060
                                  =========     ==========     ============    ==============    ==============     ==============

See Notes to Consolidated Financial Statements.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

----------------------------------------------------------------------------------------------------------------------------
                                                                                    1999                      1998
                                                                           -----------------------   -----------------------
OPERATING ACTIVITIES
    Net income                                                             $              255,052    $              174,148
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                                                     45,170                    32,466
          Write-off of organization costs                                                       -                    70,094
          Deferred income taxes                                                           (61,670)                  (45,922)
          Provision for loan losses                                                       199,500                   121,400
          Gain on sales of securities available-for-sale                                  (15,713)                  (28,279)
          Loss on sales of premises and equipment                                           4,925                         -
          Increase in interest receivable                                                (106,016)                  (94,459)
          Increase in interest payable                                                    101,652                    63,174
          Other operating activities                                                       43,480                    60,848
                                                                           -----------------------   -----------------------

              Net cash provided by operating activities                                   466,380                   353,470
                                                                           -----------------------   -----------------------

INVESTING ACTIVITIES
    Net increase in interest-bearing deposits in banks                                     (1,284)                 (198,000)
    Purchases of securities available-for-sale                                         (4,922,082)              (10,549,246)
    Proceeds from sales of securities available-for-sale                                2,200,520                 4,519,336
    Proceeds from maturities of securities available-for-sale                           2,069,512                 1,786,316
    Net (increase) decrease in Federal funds sold                                        (573,246)                3,280,166
    Net increase in loans                                                             (12,125,276)               (9,273,090)
    Proceeds from sale of premises and equipment                                          340,100                         -
    Purchase of premises and equipment                                                 (1,809,526)               (1,915,525)
                                                                           -----------------------   -----------------------

            Net cash used in investing activities                                     (14,821,282)              (12,350,043)
                                                                           -----------------------   -----------------------

FINANCING ACTIVITIES
    Net increase in deposits                                                           12,372,378                12,583,176
    Proceeds from other borrowings                                                      2,500,000                         -
                                                                           -----------------------   -----------------------

            Net cash provided by financing activities                                  14,872,378                12,583,176
                                                                           -----------------------   -----------------------

Net increase in cash and due from banks                                                   517,476                   586,603

Cash and due from banks at beginning  of year                                           1,038,570                   451,967
                                                                           -----------------------   -----------------------

Cash and due from banks at end of year                                     $            1,556,046    $            1,038,570
                                                                           =======================   =======================

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

----------------------------------------------------------------------------------------------------------------------------
                                                                                    1999                      1998
                                                                           -----------------------   -----------------------

SUPPLEMENTAL DISCLOSURES
    Cash paid (received) for:
        Interest                                                           $            1,393,260    $              893,923

        Income taxes                                                       $               91,922    $               (4,296)

NONCASH TRANSACTION
    Unrealized (gains) losses on securities available-for-sale             $              285,555    $              (45,157)

See Notes to Consolidated Financial Statements.

                             PEOPLES BANCORP, INC.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

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

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Securities

            Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity would be classified as held-to-maturity and recorded at amortized cost. Currently, all securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income, net of tax.

            Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

          Loans

            Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued based on the principal balance outstanding.

            Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans.

            The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans (Continued)

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

            A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

          Premises and Equipment

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

            Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

            The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          Earnings Per Common Share

            Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

          Cumulative Effect of a Change in Accounting Principle

            In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start Up Activities". SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 became effective for financial statements for fiscal years beginning after December 15, 1998. Early adoption was encouraged for fiscal years in which financial statements have not been issued. During 1998, the Company wrote off $70,094 of unamortized organization costs upon adoption of SOP 98-5. Prior to the adoption of SOP 98-5, the Company was amortizing organization costs over a five year period.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Comprehensive Income

            Statement of Financial Accounting Standards ("SFAS") No. 130, ("Reporting Comprehensive Income"), describes comprehensive income as the total of all components of comprehensive income, including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

          Recent Accounting Pronouncements

            In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

            There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 2.   SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                                                  Gross            Gross
                                                           Amortized           Unrealized        Unrealized              Fair
                                                              Cost                Gains            Losses                Value
                                                        ---------------      -------------      -------------        ------------
               Securities Available-for-Sale
                 December 31, 1999:
                 U. S. Government and
                   agency securities                     $    2,497,711      $           -      $     (22,380)      $   2,475,331
                 Mortgage-backed securities                   9,238,431             17,633           (200,754)          9,055,310
                 Equity securities                              166,680                  -             (1,600)            165,080
                                                         --------------      -------------      -------------       -------------
                                                         $   11,902,822      $      17,633      $    (224,734)      $  11,695,721
                                                         ==============      =============      =============       =============
               December 31, 1998:
                 U. S. Government and
                   agency securities                     $    3,009,927      $      20,315      $      (1,406)      $   3,028,836
                 Mortgage-backed securities                   8,039,859             44,169             (3,601)          8,080,427
                 Equity securities                              185,273             18,977                  -             204,250
                                                         --------------      -------------      -------------       -------------
                                                         $   11,235,059      $      83,461      $      (5,007)      $  11,313,513
                                                         ==============      =============      =============       =============

          The amortized cost and fair value of securities as of December 31, 1999 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                                                       Securities  Available-for-Sale
                                                                                      --------------------------------
                                                                                        Amortized            Fair
                                                                                          Cost               Value
                                                                                      -------------      -------------
                   Due in less than one year                                          $   1,997,711      $   1,983,456
                   Due from one year to five years                                          500,000            491,875
                   Mortgage-backed securities                                             9,238,431          9,055,310
                   Equity securities                                                        166,680            165,080
                                                                                      -------------      -------------
                                                                                      $  11,902,822      $  11,695,721
                                                                                      =============      =============

          Securities with a carrying value of $1,166,000 and $1,692,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 2.   SECURITIES (Continued)

          Gains and losses on sales of securities available-for-sale consist of the following:

                                                         Years Ended December 31,
                                                      -----------------------------
                                                         1999              1998
                                                      ----------        -----------
              Gross gains                             $   15,950        $    28,279
              Gross losses                                  (237)                 -
                                                      ----------        -----------
              Net realized gains                      $   15,713        $    28,279
                                                      ==========        ===========

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                                            December 31,
                                                               -----------------------------------
                                                                    1999                  1998
                                                               -------------         -------------
              Commercial                                       $   5,586,000         $   4,298,000
              Real estate - construction                           3,759,000             3,637,000
              Real estate - mortgage                              16,472,000             7,772,000
              Consumer, instalment and other                       4,332,432             2,354,341
                                                               -------------         -------------
                                                                  30,149,432            18,061,341
              Allowance for loan losses                             (376,817)             (214,502)
                                                               -------------         -------------
              Loans, net                                       $  29,772,615         $  17,846,839
                                                               =============         =============

          Changes in the allowance for loan losses are as follows:

                                                                        Years Ended December 31,
                                                                   ----------------------------------
                                                                       1999                   1998
                                                                   ------------          ------------
              Balance, beginning of year                           $    214,502          $    101,000
              Provision for loan losses                                 199,500               121,400
              Loans charged off                                         (39,279)              (12,897)
              Recoveries of loans previously charged off                  2,094                 4,999
                                                                   ------------          ------------
              Balance, end of year                                 $    376,817          $    214,502
                                                                   ============          ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          The total recorded investment in impaired loans was $10,943 and $-- at December 31, 1999 and 1998, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan") at December 31, 1999 and 1998. The average recorded investment in impaired loans for 1999 and 1998 was $8,401 and $--. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 1999 and 1998.

          The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:

              Balance, beginning of year                     $    5,321,786
              Advances                                            4,494,966
              Repayments                                         (4,786,225)
              Changes in related parties                           (218,980)
                                                             --------------
              Balance, end of year                           $    4,811,547
                                                             ==============

NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                                 December 31,
                                                                  ------------------------------------
                                                                       1999                   1998
                                                                  -------------          -------------
              Land                                                $   1,200,000          $   1,221,100
              Buildings and improvements                              2,056,081                116,409
              Equipment                                                 620,879                204,071
              Construction and equipment installation in                      -                892,452
              progress
                                                                  -------------          -------------
                                                                      3,876,960              2,434,032
              Accumulated depreciation                                  (78,468)               (54,871)
                                                                  -------------          -------------
                                                                  $   3,798,492          $   2,379,161
                                                                  =============          =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 4.   PREMISES AND EQUIPMENT (Continued)

          The Company leases to nonrelated entities portions of its banking facilities under operating lease agreements. Rental income from these leases was $33,050 for the year ended December 31, 1999. The Company had nonrecurring other rental income of $64,917 in 1999. The total rental income of $97,967 is reported as a reduction of equipment and occupancy expense.

          In 1999, the Company entered into an operating lease agreement of certain of its branch facilities with a director of the Company. The lease requires monthly rental of $1,225 per month through April of 2002. Rental expense incurred under this lease for the year ended December 31, 1999 amounted to $9,800.


NOTE 5.   DEPOSITS

          The scheduled maturities of time deposits at December 31, 1999 are as follows:

              2000                                            $  20,003,932
              2001                                                1,401,294
              2002                                                2,145,539
              2003                                                  562,560
              2004                                                   28,500
                                                              -------------
                                                              $  24,141,825
                                                              =============

          At December 31, 1999 and 1998, the Company had related party deposits of $6,360,736 and $6,310,408, respectively. Related party deposits for December 31, 1999 included one depositor's accounts totaling $5,898,397.

NOTE 6.   OTHER BORROWINGS

          Other borrowings consist of the following:

                                                                                     December 31,
                                                                           --------------------------------
                                                                                1999             1998
                                                                           -------------      -------------
              Advance from Federal Home Loan Bank with interest payable
              monthly at 6.35%, due on June 1, 2000                        $   2,500,000      $         -
                                                                           =============      =============

          The advance from the Federal Home Loan Bank is collateralized by a blanket floating lien on qualifying first mortgage loans and the Company's investment in Federal Home Loan Bank stock.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 7.   EMPLOYEE BENEFIT PLANS

          The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 1999 and 1998 amounted to $31,757 and $28,254, respectively.

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

                                                                                    Years Ended December 31,
                                                             --------------------------------------------------------------------
                                                                            1999                                1998
                                                             --------------------------------    --------------------------------
                                                                                 Weighted-                          Weighted-
                                                                                 average                             average
                                                                 Number       Exercise Price         Number       Exercise Price
                                                             -------------    ---------------    -------------    ---------------
              Under option, beginning of year                       21,500      $       10.00                -      $         -
                  Granted                                           10,000              10.00           21,500            10.00
                  Exercised                                              -                  -                -                -
                  Terminated                                             -                  -                -                -
                                                               -----------                          ----------
              Under option and exercisable, end of year             31,500              10.00           21,500            10.00
                                                               ===========                          ==========

              Weighted average remaining contractual life                9                                  10
                                                               ===========                          ==========
              Weighted average fair value of
                options granted during the year                    $  4.86                             $  3.97
                                                              ============                          ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 7.   EMPLOYEE BENEFIT PLANS (Continued)

          As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1999 and 1998, respectively. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per common share would have been reduced as follows:

                                                                        Year Ended December 31, 1999
                                                                     ---------------------------------
                                                                                           Basic and
                                                                                            Diluted
                                                                                            Earnings
                                                                       Net Income          Per Share
                                                                     -------------       -------------
              As reported                                            $     255,052       $        0.32
              Stock-based compensation,
                net of related tax effect                                  (32,085)              (0.04)
                                                                     -------------       -------------
              As adjusted                                            $     222,967       $        0.28
                                                                     =============       =============

                                                                        Year Ended December 31, 1998
                                                                     ---------------------------------
                                                                                           Basic and
                                                                                            Diluted
                                                                                            Earnings
                                                                      Net Income           Per Share
                                                                     -------------       -------------
              As reported                                            $     174,148       $        0.22
              Stock-based compensation,
                net of related tax effect                                  (56,310)              (0.07)
                                                                     -------------       -------------
              As adjusted                                            $     174,148       $        0.22
                                                                     =============       =============

 The fair value of the options granted was based upon the Black-Scholes method of valuing options using the following weighted-average assumptions:

                                                                               Years Ended December 31,
                                                                         ----------------------------------
                                                                             1999                1998
                                                                         ------------         -------------
              Risk-free interest rate                                          6.77%               5.12%
              Expected life of the options                                  10 years            10 years
              Expected dividends (as a percent of the fair
                value of the stock)                                               0%                  0%
              Volatility                                                          0%                  0%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 8.    INCOME TAXES

 Income tax expense consists of the following:

                                                                           Years Ended December 31,
                                                                      ----------------------------------
                                                                           1999                 1998
                                                                      -------------        -------------
              Current                                                 $     111,302        $      77,942
              Deferred                                                       (6,445)             (25,713)
              Change in valuation allowance                                 (55,225)             (52,229)
                                                                      -------------        -------------
              Income tax expense                                      $      49,632        $           -
                                                                      =============        =============

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                            Years Ended December 31,
                                                   ----------------------------------------------------------------
                                                                1999                               1998
                                                   -----------------------------       ----------------------------
                                                       Amount          Percent             Amount          Percent
                                                   -------------     -----------       ------------      ----------
              Income taxes at statutory rate       $     103,593          34 %         $     59,210          34 %
              Other items                                  1,264           -                 (6,981)         (4)
              Change in valuation allowance              (55,225)        (18)               (52,229)        (30)
                                                   -------------        ------         ------------        ------
              Income tax expense                   $      49,632          16 %         $          -           - %
                                                   =============        ======         ============        ======

          The components of deferred income taxes are as follows:

                                                                                     December 31,
                                                                      ---------------------------------
                                                                          1999                1998
                                                                      -------------       -------------
              Deferred tax assets:
              Loan loss reserves                                      $      91,335       $      44,781
              Preopening expenses                                            34,743              50,777
              Securities available-for-sale                                  69,870                   -
              Other                                                          19,130              20,701
                                                                      -------------       -------------
                                                                            215,078             116,259

              Valuation allowance                                                 -             (55,225)
                                                                      -------------       -------------
                                                                            215,078              61,034
                                                                      -------------       -------------
              Deferred tax liabilities
              Depreciation                                                   37,616              15,112
              Securities available-for-sale                                       -              26,674
                                                                      -------------       -------------
                                                                             37,616              41,786
                                                                      -------------       -------------

              Net deferred tax assets                                 $     177,462       $      19,248
                                                                      =============       =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 9.  EARNINGS PER COMMON SHARE

         The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):

                                                                      Year Ended December 31, 1999
                                                      ----------------------------------------------------------
                                                             Net           Weighted-Average         Per share
                                                           Income               Shares                Amount
                                                      ---------------    -------------------    ----------------
         Basic EPS                                    $     255,052              800,000         $         0.32
                                                                                                ================
         Effect of Dilutive Securities
            Stock options                                         -                    -
                                                      ---------------    -------------------
         Diluted EPS                                  $     255,052              800,000         $         0.32
                                                      ===============    ===================    ================

                                                                      Year Ended December 31, 1998
                                                      ----------------------------------------------------------
                                                             Net           Weighted-Average         Per share
                                                           Income               Shares                Amount
                                                      ---------------    -------------------    ----------------
         Basic EPS                                    $     174,148              800,000        $         0.22
                                                                                                ================
         Effect of Dilutive Securities
            Stock options                                         -                    -
                                                      ---------------    -------------------
         Diluted EPS                                  $     174,148              800,000        $         0.22
                                                      ===============    ===================    ================

         Because the exercise price of the stock options approximate the fair value of the Company's common stock, the stock options have no dilutive effect.

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:


                                                            December 31,
                                                  -----------------------------
                                                       1999            1998
                                                  -------------   -------------

          Commitments to extend credit             $ 5,307,000      $ 3,471,000
          Standby letters of credit                     90,000           73,000
                                                  -------------   -------------
                                                   $ 5,397,000      $ 3,544,000
                                                  =============   =============


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

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 11.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Carroll County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Sixty-seven percent of the Company's loan portfolio is concentrated in real estate loans. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital or approximately $1,500,000.


NOTE 12.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, approximately $117,000 of dividends could be declared without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and the Bank met all capital adequacy requirements to which they are subject.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12.  REGULATORY MATTERS (Continued)

          As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                                To Be Well
                                                                                  For Capital               Capitalized Under
                                                                                   Adequacy                 Prompt Corrective
                                                      Actual                       Purposes                 Action Provisions
                                          ---------------------------     ------------------------     -------------------------
                                              Amount           Ratio          Amount         Ratio         Amount          Ratio
                                          -------------    ----------     ------------    --------     -------------    --------
                                                                           (Dollars in Thousands)
                                          --------------------------------------------------------------------------------------
        December 31, 1999:
        Total Capital to Risk Weighted
        Assets
          Consolidated                      $     8,465         26.41%      $    2,565           8%      $       N/A         N/A
          Bank                              $     6,520         20.69%      $    2,521           8%      $     3,151          10%
        Tier I Capital to Risk Weighted
        Assets
          Consolidated                      $     8,088         25.23%      $    1,283           4%      $       N/A         N/A
          Bank                              $     6,143         19.50%      $    1,261           4%      $     1,891           6%
        Tier I Capital to Average Assets
          Consolidated                      $     8,088         17.40%      $    1,860           4%      $       N/A         N/A
          Bank                              $     6,143         13.37%      $    1,838           4%      $     2,297           5%


        December 31, 1998:
        Total Capital to Risk Weighted
        Assets
          Consolidated                      $     8,047         38.49%      $    1,673           8%      $       N/A         N/A
          Bank                              $     6,123         29.54%      $    1,659           8%      $     2,073          10%
        Tier I Capital to Risk Weighted
        Assets
          Consolidated                      $     7,833         37.46%      $      837           4%      $       N/A         N/A
          Bank                              $     5,909         28.51%      $      830           4%      $     1,244           6%
        Tier I Capital to Average Assets
          Consolidated                      $     7,833         23.55%      $    1,331           4%      $       N/A         N/A
          Bank                              $     5,909         17.86%      $    1,324           4%      $     1,655           5%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Other Borrowings:

            The carrying amounts of other borrowings approximate their fair values.

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

            The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                      December 31, 1999                     December 31, 1998
                                             ----------------------------------    ----------------------------------
                                                 Carrying             Fair             Carrying             Fair
                                                  Amount              Value             Amount              Value
                                             ---------------    ---------------    ---------------    ---------------
            Financial assets:
              Cash, due from banks,
                interest-bearing deposits
                in banks, and Federal
                funds sold                     $   3,778,734      $   3,778,734      $   2,686,728      $   2,686,728
              Securities available-for-sale       11,695,721         11,695,721         11,313,513         11,313,513
              Loans                               29,772,615         30,135,863         17,846,839         18,055,935
              Accrued interest receivable            372,969            372,969            266,953            266,953


            Financial liabilities:
              Deposits                            38,763,519         38,721,694         26,391,141         26,550,012
              Other borrowings                     2,500,000          2,500,000                  -                  -
              Accrued interest payable               256,463            256,463            154,811            154,811

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------


NOTE 14.  SUPPLEMENTARY FINANCIAL DATA

          Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                                      Years Ended December 31,
                                                   ----------------------------
                                                       1999              1998
                                                   ---------------   ----------

          Other income:
            Mortgage origination fee income         $   117,884       $ 132,956
          Other expenses:
            Legal and professional                       57,798          55,040
            Advertising                                  44,019          66,841
            Data processing                              65,186          47,720
            Stationery and supplies                      33,917          20,939


NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Peoples Bancorp, Inc. as of and for the years ended December 31, 1999 and 1998:


                           CONDENSED BALANCE SHEETS

                                                                               1999                1998
                                                                       ---------------     ---------------
            Assets
                  Cash                                                   $   1,393,317       $   1,739,306
                  Interest-bearing deposits in banks                           100,284                   -
                  Securities available-for-sale                                 22,380             204,250
                  Investment in subsidiary                                   6,007,413           5,947,915
                  Premises and equipment                                       416,819                   -
                  Other assets                                                  10,847               1,353
                                                                       ---------------     ---------------

                     Total assets                                        $   7,951,060       $   7,892,824
                                                                       ===============     ===============

            Liabilities, other                                           $           -       $       7,805
            Stockholders' equity                                             7,951,060           7,885,019
                                                                       ---------------     ---------------

                     Total liabilities and stockholders' equity          $   7,951,060       $   7,892,824
                                                                       ===============     ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION (Continued)


                        CONDENSED STATEMENTS OF INCOME

                                                                                1999                 1998
                                                                        ---------------      ---------------
            Income
                  Interest and dividends                                  $       5,451        $           -
                  Gain on sales of securities available-for-sale                 12,005                    -
                                                                        ---------------      ---------------
                                                                                 17,456                    -
                                                                        ---------------      ---------------

            Expenses, other                                                       6,697               39,649
                                                                        ---------------      ---------------

                  Income (loss) before income tax benefits and equity in
                    undistributed earnings of subsidiary                         10,759              (39,649)

            Income tax (benefits)                                                (9,910)                   -
                                                                        ---------------      ---------------

                  Income (loss) before equity in
                    undistributed earnings of subsidiary                         20,669              (39,649)

            Equity in undistributed earnings of subsidiary                      234,383              213,797
                                                                        ---------------      ---------------

                  Net income                                              $     255,052        $     174,148
                                                                        ===============      ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                                         1999                1998
                                                                                 ---------------     ---------------
            OPERATING ACTIVITIES
              Net income                                                          $    255,052        $    174,148
              Adjustments to reconcile net income to net
                cash provided by (used in) operating activities:
                Gain on sales of securities available-for-sale                         (12,005)                  -
                Write-off of organization costs                                              -              38,374
                Equity in undistributed earnings of subsidiary                        (234,383)           (213,797)
                Other operating activities                                             (10,848)              3,057
                                                                                 ---------------     ---------------

                  Net cash provided by (used in) operating activities                   (2,184)              1,782
                                                                                 ---------------     ---------------

            INVESTING ACTIVITIES
              Net increase in interest-bearing deposits in banks                      (100,284)                  -
              Purchases of securities available-for-sale                               (23,980)           (185,273)
              Proceeds from sales of securities available-for-sale                     197,278                   -
              Purchase of premises and equipment                                      (416,819)                  -
                                                                                 ---------------     ---------------

                  Net cash used in investing activities                               (343,805)           (185,273)
                                                                                 ---------------     ---------------


            Net decrease in cash                                                      (345,989)           (183,491)

            Cash at beginning of year                                                1,739,306           1,922,797
                                                                                 ---------------     ---------------

            Cash at end of year                                                   $  1,393,317        $  1,739,306
                                                                                 ===============     ===============